As filed with the Securities and Exchange Commission on April 1, 2022
Registration Statement File No. 333-225793
Registration Statement File No. 333-255963

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-225793)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-255963)
TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

VEONEER, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	82-3720890
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Veoneer, Inc. 2018 Stock Incentive Plan
Veoneer, Inc. 2021 Stock Incentive Plan

Ray Pekar
Chief Financial Officer
Klarabergsviadukten 70, Section C6
Box 13089, SE-103 02
Stockholm, Sweden
+46 8 527 762 00
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Scott A. Barshay, Esq.
Kyle Seifried, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

Veoneer, Inc., a Delaware corporation (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Registrant’s common stock, par value $1.00 per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

i.	Registration Statement File No. 333-225793, filed with the SEC on June 21, 2018, registering 4,500,000 shares of Common Stock issuable under the Registrant’s 2018 Stock Incentive Plan;
ii.	Registration Statement File No. 333-255963 filed with the SEC on May 10, 2021, registering 14,543,491 shares of Common Stock issuable under the Registrant’s 2021 Stock Incentive Plan.

On April 1, 2022, pursuant to that certain Agreement and Plan of Merger, dated as of October 4, 2021, by and among the Registrant, QUALCOMM Incorporated (“Qualcomm”), SSW HoldCo LP, (“SSW”) and SSW Merger Sub Corp. (“Sub”), Sub merged with and into the Registrant, with the Registrant surviving such merger as a wholly-owned subsidiary of SSW (the “Merger”). These Post-Effective Amendments are being filed as a result of the Merger. The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all shares of Common Stock registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stockholm, Sweden, on April 1, 2022.

Veoneer, Inc.

By:	/s/ Ray Pekar
Name: Ray Pekar
Title: Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933.